CONSENT OF INDEPENDENT AUDITORS

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our Report dated June 20, 2009 of USCorp’s Form 10-K/A for the fiscal year ended September 30, 2008, and to all references to our firm included in this Registration Statement.

Sincerely,

/s/ Donahue Associates LLC
Donahue Associates, LLC

Monmouth Beach, NJ
December 9, 2009